Exhibit 99
NEWS RELEASE	CONTACT:	Michael McNeil, President
HMN Financial, Inc. (507) 535-1202
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

•	Net income of $3.3 million, up $528,000, or 19.3% from first quarter of 2006
•	Diluted earnings per share of $0.82, up $0.14, or 20.6%, from first quarter of 2006
•	Net interest income up $395,000, or 4.2%, over first quarter of 2006
•	Net interest margin down 9 basis points from first quarter of 2006
•	Gain on sales of loans up $550,000, or 223.6%, over first quarter 2006

EARNINGS SUMMARY	Three Months Ended March 31,
	2007	2006

Net income	$3,268,000	2,740,000
Diluted earnings per share	0.82	0.68
Return on average assets	1.28%	1.14%
Return on average equity	13.79%	11.82%
Book value per share	$22.01	20.99

ROCHESTER, MINNESOTA, April 20, 2007. . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.3 million for the first quarter of 2007, up $528,000, or 19.3%, from net income of $2.7 million for the first quarter of 2006. Diluted earnings per common share for the first quarter of 2007 were $0.82, up $0.14, or 20.6%, from $0.68 for the first quarter of 2006. The increase in net income was due primarily to increases in net interest income and the gains recognized on the sale of commercial loans.

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First Quarter Results

Net Interest Income
Net interest income was $9.8 million for the first quarter of 2007, an increase of $395,000, or 4.2%, compared to $9.4 million for the first quarter of 2006. Interest income was $18.3 million for the first quarter of 2007, an increase of $2.3 million, or 14.4%, from $16.0 million for the first quarter of 2006. Interest income increased primarily because of an increase in the average interest rate earned on loans and investments. Interest rates increased primarily because of the 50 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 7.49% for the first quarter of 2007, an increase of 51 basis points from the 6.98% average yield for the first quarter of 2006. Interest income also increased because of the $61 million increase in the average interest earning assets between the periods.
Interest expense was $8.5 million for the first quarter of 2007, an increase of $1.9 million, or 28.8%, compared to $6.6 million for the first quarter of 2006. Interest expense increased because of the higher interest rates paid on deposits which were caused by the 50 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.69% for the first quarter of 2007, an increase of 62 basis points from the 3.07% average interest rate paid in the first quarter of 2006. The average rate on interest bearing liabilities increased more than the average yield on interest bearing assets primarily because most of the deposit growth between the periods was in higher rate money market accounts while the majority of the asset growth was in lower yielding investments. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2007 was 4.01%, a decrease of 9 basis points, compared to 4.10% for the first quarter of 2006.

Provision for Loan Losses
The provision for loan losses was $455,000 for the first quarter of 2007, a decrease of $60,000, compared to $515,000 for the first quarter of 2006. The provision for loan losses decreased primarily because of a decrease in the number of commercial loan risk rating downgrades in the first quarter of 2007 when compared to the same period of 2006. The decrease in the provision due to fewer loan risk ratings downgrades was partially offset by the $33 million in loan growth that was experienced in the first quarter of 2007. Total non-performing assets were $12.7 million at March 31, 2007, an increase of $2.3 million, from $10.4 million at December 31, 2006. Non-performing loans decreased $785,000 and foreclosed and repossessed assets increased $3.1 million during the period. Of the increase in foreclosed and repossessed assets, $1.8 million was the result of purchasing the first mortgage on a previously classified non-performing second mortgage loan in order to improve the Company’s lien position.

A reconciliation of the Company’s allowance for loan losses for the quarters ended March 31, 2007 and 2006 is summarized as follows:

(in thousands)	2007	2006
Balance at January 1,	$9,873	$8,778
Provision	455	515
Charge offs:
Commercial loans	(42)	0
Consumer loans	(580)	(91)
Recoveries	50	47
Balance at March 31,	$9,756	$9,249

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The increase in consumer loan charge offs is primarily the result of a home equity loan that was charged off in the first quarter of 2007 for which a reserve was established in the fourth quarter of 2006.

Non-Interest Income and Expense
Non-interest income was $2.1 million for the first quarter of 2007, an increase of $582,000, or 39.2%, from $1.5 million for the first quarter of 2006. Gain on sale of loans increased $550,000 between the periods due to a $612,000 increase in the gain recognized on the sale of government guaranteed commercial loans that was partially offset by a $62,000 decrease in the gain recognized on the sale of single family loans due to a decrease in the volume and profit margins on the loans that were sold. Competition in the single-family loan origination market continues to be very strong and profit margins were lowered in order to remain competitive and maintain origination volumes. Fees and service charges decreased $19,000 between the periods primarily because of decreased late fees. Loan servicing fees decreased $32,000 primarily because of a decrease in the number of single-family loans that are being serviced for others. Other non-interest income increased $83,000 primarily because of increased revenues from the sale of uninsured investment products.
Non-interest expense was $6.0 million for the first quarter of 2007, an increase of $10,000, or 0.2%, from $5.9 million for the first quarter of 2006. Compensation expense increased $102,000 primarily because of annual payroll cost increases. Occupancy expense decreased $16,000 due primarily to a decrease in real estate taxes. Advertising expense decreased $25,000 between the periods primarily because of a decrease in the costs associated with promoting the new branch and the introduction of new checking account offerings that occurred in the first quarter of 2006. Mortgage servicing rights amortization decreased $35,000 between the periods because there are fewer mortgage loans being serviced.
Income tax expense increased $499,000 between the periods due to an increase in taxable income and an effective tax rate that increased from 38.0% for the first quarter of 2006 to 40.0% for the first quarter of 2007. The increase in the effective tax rate was the result of changes in state tax allocations, a decrease in low income tax credits and an increase in the federal tax rate due to increased income.

Return on Assets and Equity
Return on average assets for the first quarter of 2007 was 1.28%, compared to 1.14% for the first quarter of 2006. Return on average equity was 13.79% for the first quarter of 2007, compared to 11.82% for the same quarter in 2006. Book value per common share at March 31, 2007 was $22.01, compared to $20.99 at March 31, 2006.

President’s Statement
"Net interest income continued to increase despite the compression in net interest margin that occurred during the first quarter of 2007,” said HMN President, Michael McNeil. “We are also encouraged with the loan and deposit growth that we experienced during the quarter.”

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Sartell and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

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Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company’s financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(dollars in thousands)	2007	2006
	(unaudited)
Assets
Cash and cash equivalents	$85,633	43,776
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $11,445 and $6,671)	11,110	6,178
Other marketable securities
(amortized cost $179,694 and $119,940)	179,931	119,962
	191,041	126,140

Loans held for sale	1,412	1,493
Loans receivable, net	798,502	768,232
Accrued interest receivable	6,206	5,061
Real estate, net	5,127	2,072
Federal Home Loan Bank stock, at cost	7,511	7,956
Mortgage servicing rights, net	1,780	1,958
Premises and equipment, net	11,121	11,372
Goodwill	3,801	3,801
Core deposit intangible, net	77	106
Prepaid expenses and other assets	1,891	2,943
Deferred tax asset, net	2,941	2,879
Total assets	$1,117,043	977,789

Liabilities and Stockholders’ Equity
Deposits	$871,929	725,959
Federal Home Loan Bank advances	140,900	150,900
Accrued interest payable	2,203	1,176
Customer escrows	1,240	721
Accrued expenses and other liabilities	5,958	5,891
Total liabilities	1,022,230	884,647
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; none issued and outstanding	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	57,537	57,914
Retained earnings, subject to certain restrictions	105,715	103,643
Accumulated other comprehensive loss	(59)	(284)
Unearned employee stock ownership plan shares	(4,110)	(4,158)
Treasury stock, at cost 4,821,493 and 4,813,232 shares	(64,361)	(64,064)
Total stockholders’ equity	94,813	93,142
Total liabilities and stockholders’ equity	$1,117,043	977,789

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2007	2006
Interest income:
Loans receivable	$15,745	14,703
Securities available for sale:
Mortgage-backed and related	111	71
Other marketable	1,896	890
Cash equivalents	443	256
Other	84	63
Total interest income	18,279	15,983

Interest expense:
Deposits	6,877	4,868
Federal Home Loan Bank advances	1,618	1,726
Total interest expense	8,495	6,594
Net interest income	9,784	9,389
Provision for loan losses	455	515
Net interest income after provision for loan losses	9,329	8,874

Non-interest income:
Fees and service charges	696	715
Mortgage servicing fees	271	303
Gain on sales of loans	796	246
Other	305	222
Total non-interest income	2,068	1,486

Non-interest expense:
Compensation and benefits	3,361	3,259
Occupancy	1,084	1,100
Advertising	106	131
Data processing	295	289
Amortization of mortgage servicing rights, net	182	217
Other	922	944
Total non-interest expense	5,950	5,940
Income before income tax expense	5,447	4,420
Income tax expense	2,179	1,680
Net income	$3,268	2,740
Basic earnings per share	$0.87	0.71
Diluted earnings per share	$0.82	0.68

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(dollars in thousands, except per share data)	2007	2006
I. OPERATING DATA:
Interest income	$18,279	15,983
Interest expense	8,495	6,594
Net interest income	9,784	9,389

II. AVERAGE BALANCES:
Assets (1)	1,037,984	973,110
Loans receivable, net	787,937	778,271
Mortgage-backed and related securities (1)	9,996	7,360
Interest-earning assets (1)	989,701	928,945
Interest-bearing liabilities	933,726	871,172
Equity (1)	96,104	94,054

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.28%	1.14%
Interest rate spread information:
Average during period	3.80	3.91
End of period	3.55	3.90
Net interest margin	4.01	4.10
Ratio of operating expense to average
total assets (annualized)	2.32	2.48
Return on average equity (annualized)	13.79	11.82
Efficiency	50.20	54.62

March 31,	December 31,	March 31,
2007	2006	2006
IV. ASSET QUALITY:
Total non-performing assets	$12,708	10,424	3,491
Non-performing assets to total assets	1.14%	1.07%	0.35%
Non-performing loans to total loans
receivable, net	0.94	1.08	0.27
Allowance for loan losses	$9,756	9,873	9,249
Allowance for loan losses to total loans
receivable, net	1.22%	1.29%	1.20%
Allowance for loan losses to
non-performing loans	129.68	118.84	454.37

V. BOOK VALUE PER SHARE:
Book value per share	$22.01	21.58	20.99

Three Months		Three Months
Ended	Year Ended	Ended
Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets,
at end of period	8.49%	9.53%	9.36%
Average stockholders’ equity to
average assets (1)	9.26	9.70	9.67
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	105.99	106.67	106.63

March 31,	December 31,	March 31,
2007	2006	2006
VII. EMPLOYEE DATA:
Number of full time equivalent employees	205	203	213

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.